EXHIBIT 99

                MBT FINANCIAL CORP. INCREASES QUARTERLY DIVIDEND

MONROE, MICHIGAN - On August 24, 2006, the Board of Directors of MBT Financial Corp. (NASDAQ: MBTF) declared a quarterly cash dividend of eighteen (18) cents per common share. Dividends will be paid on October 13, 2006 to shareholders of record as of September 29, 2006. This is an increase of 5.88% from the dividend declared in the second quarter. Based on the August 28 closing price of $14.55 per share, MBT Financial Corp. (NASDAQ: MBTF) has an annualized dividend yield of 4.95% per common share.

H. Douglas Chaffin, President & CEO commented, "Although the interest rate environment and our ongoing efforts to manage our non-performing asset (NPA) problems have had a significant negative impact on our earnings, our strong capital position enables us to continue to follow our dividend policy even in difficult times. In addition to the loss we reported for the second quarter ended June 30, we are currently investigating an opportunity to sell some non-performing assets and other credit relationships. This may result in a net loss in the third quarter, but it would allow us to focus our efforts on earnings growth in the future."

MBT Financial Corp. is a single bank holding company headquartered in Monroe, Michigan. Founded in 1858, Monroe Bank & Trust (MBT) is one of the largest community banks in Southeast Michigan, with more than $1.5 billion in assets. MBT is a full-service bank, offering a complete range of business and personal accounts, credit options, and phone and online banking services. MBT's Wealth Management Group is one of the largest and most respected in Southeastern Michigan. With 25 offices, 38 ATMs, and a comprehensive array of products and services, MBT prides itself in offering an incomparable banking experience for its customers. Visit MBT's web site at http://www.mbandt.com.

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, change in the financial and securities markets, including changes with respect to the market value of our financial assets, the availability of and costs associated with sources of liquidity, and the ability of the Company to resolve or dispose of problem loans. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.